Exhibit 99.1

Cohesant Technologies Reports Record First Quarter Sales and Net
Income for Fiscal 2004 First Quarter

    INDIANAPOLIS--(BUSINESS WIRE)--March 17, 2004--Cohesant Technologies Inc. (Nasdaq:COHT) today reported its twelfth consecutive quarter of record earnings. Cohesant also reported record first quarter sales.
    For the quarter ending February 29, 2004, net sales increased 15.4% to $4,235,450 from $3,671,228 for the same period last year. The Company had first quarter net income of $288,500, an increase of 30.4% over the $221,234 earned in the first quarter of fiscal 2003. On a fully diluted per share basis, net income was $.11 in the current quarter compared to $.09 last year. Sales of Coatings and Grouts increased over 47% and sales of Equipment and Parts increased more than 5% from the comparable prior year period
    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "The management teams and employees at Glas-Craft and Raven Lining Systems continued their string of standout performances. I am proud of the improvements each Company has shown over the past 3 years. Together, we have established a framework for continuing excellence and growth."

    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: Glas-Craft, Inc., and Raven Lining Systems, Inc. Glas-Craft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc. manufactures and sells the Raven and AquataPoxy line of high-performance coating systems. These coatings are resistant to water and corrosive breakdown by most acids and solvents and are used in many applications, including drinking water distribution and sewage collection systems.



                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                Three Months Ended  Three Months Ended
                                February 29, 2004   February 28, 2003
----------------------------------------------------------------------
Net sales                          $    4,235,450      $    3,671,228

Income before income taxes                459,755             354,689

Net income                         $      288,500      $      221,234
Basic and diluted
 net income per share              $         0.11      $         0.09
Average number of
 common shares outstanding:
   Basic                                2,581,894           2,564,729
   Diluted                              2,666,572           2,588,477


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispense systems and a reduction in growth of markets for the Company's epoxy coating systems.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611